PRESS RELEASE DATED JANUARY 7, 2002

FOR IMMEDIATE RELEASE

Contacts: Georgeson Shareholder Communications Inc. 1-800-223-2064	Luke D. Knecht Dresdner RCM Global Strategic Income Fund, Inc. 1-415-954-5400

DRESDNER RCM GLOBAL STRATEGIC INCOME FUND, INC.
ANNOUNCES EXTENSION OF TENDER OFFER

         (NEW YORK, NY January 7, 2002) – The Dresdner RCM Global Strategic Income Fund, Inc. (NYSE: DSF) (the “Fund”), a closed-end management investment company, announced today that the expiration of the Fund’s previously announced tender offer for 5,977,283 of its issued and outstanding shares of common stock, representing 50% of the Fund’s outstanding shares, is being extended until Friday, January 11, 2002 at 5:00 p.m., New York City time (or such later date to which the tender offer is extended). The tender offer is being made to all stockholders of the Fund, regardless of when stockholders acquired shares of the Fund.

        Fund stockholders are urged to read the Fund’s tender offer statement and other relevant documents filed with the SEC because they contain important information. Fund stockholders can receive such documents free of charge at the SEC’s website, www.sec.gov, or from Georgeson Shareholder Communications, Inc., the Fund’s Information Agent, at 800-223-2064.